UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 16, 2004

HEALTHEXTRAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-31014	52-2181356
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2273 Research Boulevard, 2nd Floor, Rockville, Maryland 20850

(Address of principal executive offices)

(301) 548-2900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

As more fully described in Item 2 of HealthExtras, Inc.’s (the “Company”) Form 8-K dated June 23, 2004, the Company acquired 100% of the common stock of Managed Healthcare Systems, Inc. (the “Acquisition”).

The purchase price for the shares of Managed Healthcare Systems, Inc. (“MHS”) consisted of the following:

(1)	An aggregate cash payment of $37,338,000.

(2)	100,739 shares of common stock of the Company.

(3)	Two Non-Negotiable Promissory Notes (the “Notes”) of the Company, one for each Seller, having an aggregate maximum principal amount of $4,000,000 payable pursuant to and subject to the conditions set forth in the terms of the Notes on or before August 1, 2005. The Notes bear interest at a rate of 3.5% per annum. The Company’s obligation to pay the principal and interest on the Notes is subject to the satisfaction of certain revenue and gross profit criteria for the twelve months ended June 30, 2005, attributable to Managed Healthcare Systems. The Company also is entitled to offset against the Notes certain amounts the Sellers could owe to it under the indemnification provisions of the Stock Purchase Agreement.

(4)	Warrants to purchase, for ten years, up to an aggregate of 300,000 shares of the Company’s common stock at a purchase price of $15.45 per share, subject to the provisions in the Warrant, including performance based standards.

A contingent earn out provision could require an additional payment of up to $2 million.

This Form 8-K/A amends the aforementioned Form 8-K to include the financial statements of MHS and pro forma data indentified in Item 9.01.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired:

The financial statements of MHS for the three months ended March 31, 2004 and 2003 and the year ended December 31, 2003 and at March 31, 2004 and at December 31, 2003, appear beginning on page F-1 of this Current Report on Form 8-K and are hereby incorporated by reference herein.

(b) Pro Forma Financial Information:

The accompanying unaudited pro forma consolidated balance sheet as of March 31, 2004, assumes the Acquisition occurred on March 31, 2004. The accompanying unaudited pro forma consolidated statements of operations for the three-month period ended March 31, 2004 and the year ended December 31, 2003 are presented to reflect the Acquisition as if it occurred on January 1, 2003.

The principal basis of the pro forma financial information is as follows:

The pro forma financial statements are based on the historical financial statements of the Company and MHS and give effect to the acquisition under the purchase method of accounting. As a result, the pro forma financial statements are based on assumptions and adjustments as discussed in the accompanying notes to unaudited pro forma condensed combined financial information, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of MHS based on preliminary estimates of their fair value. The final purchase price allocation may differ from that reflected in the pro forma financial statements after valuation procedures and amounts are finalized.

Certain pro forma adjustments have been made to the historical amounts reported by the Company and MHS to reflect the financial impact of the merger. These adjustments have been limited, in accordance with the rules promulgated by the Securities and Exchange Commission (the “SEC”), to those which are: (1) directly related to the Acquisition; (2) expected to have a continuing impact on the combined company (in the case of the pro forma income statement), and (3) factually supportable. Adjustments to the pro forma balance sheet consist primarily of those necessary to reflect the allocation of the purchase price. Adjustments to the pro forma condensed combined statement of income primarily reflect the ongoing impact of the purchase price allocations and required tax provisions.

The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma information for illustrative purposes necessary to comply with requirements of the SEC. The Acquisition’s impact on the actual results reported by the combined company in periods following the Acquisition may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including, but not limited to, the impact of incremental costs incurred in integrating the two companies. As a result, the pro forma financial information is not necessarily indicative of what the combined company’s financial position or results of operations would have been had the Acquisition been completed on the applicable dates of the pro forma financial statements. In addition, the pro forma financial information does not purport to project the future financial condition and results of operations of the combined company.

The accompanying unaudited pro forma consolidated financial statements should be read in conjunction with the Company’s historical consolidated financial statements and notes thereto in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2004 and its Annual Report on Form 10-K for the year ended December 31, 2003, and the historical financial statements and notes thereto of MHS, which are referenced in Item 9.01 hereof and included in this Report. The unaudited pro forma financial statements are presented for informational purposes only and are not necessarily indicative of actual results had the foregoing transactions occurred as described in the preceding paragraph, nor do they purport to represent results of future operations.

(c) Exhibits:

Exhibit No.	Description
4.1*	Stock Purchase Agreement by and among HealthExtras, Inc. and Kenneth J. Sack and The Sack Family Trust, dated as of June 18, 2004.

4.2*	Registration Rights Agreement by and among HealthExtras, Inc. and Kenneth J. Sack and the Sack Family Trust, dated as of June 18, 2004.

99.1*	Press Release, dated June 23, 2004.

*	Previously filed as an exhibit to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 23, 2004, and incorporated herein by reference.

HEALTHEXTRAS, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of March 31, 2004

(In thousands)

	HealthExtras, Inc. Historical	MHS	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$30,287	$288	$—		$30,575
Accounts receivable	50,420	2,251	—		52,671
Inventory	—	491	—		491
Deferred income taxes	1,225	—	—		1,225
Deferred charges	2,210	—	—		2,210
Other current assets	1,735	1	—		1,736

Total current assets	85,877	3,031	—		88,908

Fixed assets, net	2,557	100	—		2,657
Intangible assets, net	14,108	—	8,000	(A)	22,108
Goodwill	37,764	—	30,840	(A)	68,604
Restricted cash	1,000	—	—		1,000
Other assets	749	1	—		750

Total assets	$142,055	$3,132	$38,840		$184,027

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$50,736	$216	$1,433	(A)	$52,385
Purchase consideration due	—	—	40,323	(A)	40,323
Deferred revenue	4,908	—	—		4,908

Total current liabilities	55,644	216	41,756		97,616

Deferred income taxes	4,591	—	—		4,591
Note payable	7,000	—	—		7,000

Total liabilities	67,235	216	41,756		109,207

Stockholders’ equity:
Preferred stock	—	—	—	(A)	—
Common stock	331	—	—	(A)	331
Additional paid-in capital	71,975	517	(517	)(A)	71,975
Retained earnings	2,514	2,399	(2,399	)(A)	2,514

Total stockholders’ equity	74,820	2,916	(2,916)		74,820

Total liabilities and stockholders’ equity	$142,055	$3,132	$38,840		$184,027

HEALTHEXTRAS, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For The Three-Months Ended March 31, 2004

(In thousands, except per share data)

	HealthExtras, Inc. Historical	MHS Prior to Acquisition	Pro Forma Adjustments		Pro Forma
Revenue	$110,520	$4,094	$—		$114,614

Direct expenses	97,695	2,126	—		99,821
Selling, general and administrative expenses	7,226	714	133	(B)	8,073

Total operating expenses	104,921	2,840	133		107,894

Operating income	5,599	1,254	(133)		6,720

Interest income (expense), net	(79)	2	—		(77)

Income before income taxes	5,520	1,256	(133)		6,643
Income tax provision	2,081	—	433	(C)	2,514

Net income	$3,439	$1,256	$(566)		$4,129

Net income per share, basic	$0.10				$0.12
Net income per share, diluted	$0.10				$0.11

Weighted average of common stock outstanding (in thousands), basic	32,964				33,065

Weighted average of common stock outstanding (in thousands), diluted	35,937				36,038

HEALTHEXTRAS, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For The Year Ended December 31, 2003

(In thousands, except per share data)

	HealthExtras, Inc. Historical	MHS Prior to Acquisition	Pro Forma Adjustments		Pro Forma
Revenue	$384,094	$18,475	$—		$402,569

Direct expenses	341,201	9,888	—		351,089
Selling, general and administrative expenses	25,865	2,582	533	(B)	28,980

Total operating expenses	367,066	12,470	533		380,069

Operating income	17,028	6,005	(533)		22,500

Interest income (expense), net	(443)	9	—		(434)

Income before income taxes	16,585	6,014	(533)		22,066
Income tax provision	6,268	—	2,116	(C)	8,384

Net income	$10,317	$6,014	$(2,649)		$13,682

Net income per share, basic	$0.32				$0.42
Net income per share, diluted	$0.30				$0.40

Weighted average of common stock outstanding (in thousands), basic	32,447				32,548

Weighted average of common stock outstanding (in thousands), diluted	34,454				34,555

HEALTHEXTRAS, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

A.	Pro forma adjustment to give effect to the purchase of MHS as if the Acquisition had occurred on March 31, 2004. The acquisition resulted in the recording of goodwill of approximately $30.8 million and intangible assets (customer contracts) of $8.0 million. The allocation of the purchase price to the net assets acquired is in the process of being finalized; thus the allocation of the purchase price to intangible assets is subject to refinement, upon receipt of an independent valuation report. Acquisition costs are calculated as follows: $37.3 million paid in cash and $1.5 million in common stock in the Company to the Seller and $1.5 million of transaction costs.

Given the contingent nature of the non-negotiable promissory notes and warrants, the cost of the acquisition may be increased as the contingencies are resolved.

HealthExtras, Inc.’s management has reviewed the specific criteria set forth in Emerging Issues Task Force (“EITF”) 95-8, “Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination,” to determine whether the contingent consideration that is based on certain revenue and gross profit measures should be accounted for as an adjustment to the purchase price of MHS or as compensation for services. Management believes that the contingent consideration meets the criteria of being accounted for as an adjustment to the purchase price of MHS.

The acquisition resulted in the recording of goodwill of approximately $30.8 million and intangible assets (customer contracts) of $8.0 million. The allocation of the purchase price to the net assets acquired is in the process of being finalized; thus the allocation of the purchase price to intangible assets is subject to refinement, upon receipt of an independent valuation report.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The acquisition was accounted for as a purchase. Amounts are in thousands.

Description	At June 18, 2004
Current assets, including cash of $769	$2,106
Intangible assets	8,000
Goodwill	30,840

Total assets acquired	40,946
Current liabilities assumed	(662)

Net assets acquired	$40,284

B.	Pro forma adjustment to give effect to the amortization of MHS intangible assets over a period of fifteen years.

C.	Pro forma adjustment to give effect to income tax expense at an effective rate of 38.6%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHEXTRAS, INC.

Dated: August 30, 2004	By:	/s/ Michael P. Donovan
Michael P. Donovan
Chief Financial Officer and
Chief Accounting Officer

INDEX TO FINANCIAL STATEMENTS

MANAGED HEALTHCARE SYSTEMS, INC.

INDEPENDENT AUDITORS’ REPORT

Board of Directors

Managed Healthcare Systems, Inc.

Oakland Park, Florida

We have audited the accompanying balance sheet of Managed Healthcare Systems, Inc. as of December 31, 2003, and the related statements of operations and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Managed Healthcare Systems, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Kaufman Rossin & Company
Kaufman, Rossin & Company
Miami, Florida
January 29, 2004

MANAGED HEALTHCARE SYSTEMS, INC.

BALANCE SHEETS

	(unaudited) March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$288,116	$215,224
Accounts receivable, net	2,250,520	2,558,810
Inventory	490,789	475,789
Other current assets	1,063	8,036

Total current assets	3,030,488	3,257,859

Property and equipment	100,035	99,183
Other assets	1,295	2,795

Total assets	$3,131,818	$3,359,837

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$215,762	$250,103

Total current liabilities	215,762	250,103

Stockholders’ equity:
Common stock, $1.00 par value, 100 shares authorized, issued and outstanding	100	100
Additional paid-in capital	516,833	516,833
Retained earnings	2,399,123	2,592,801

Total stockholders’ equity	2,916,056	3,109,734

Total liabilities and stockholders’ equity	$3,131,818	$3,359,837

The accompanying notes are an integral part of these financial statements

MANAGED HEALTHCARE SYSTEMS, INC.

STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

	(unaudited) Three Months Ended March 31, 2004	(unaudited) Three Months Ended March 31, 2003	Year Ended December 31, 2003
Net PBM revenues	1,539,275	1,486,216	5,601,554
Pharmacy revenues	2,554,267	3,153,595	12,872,987

Total revenues	4,093,542	4,639,811	18,474,541

Cost of revenues	2,125,944	2,455,465	9,887,776

Gross profit	1,967,598	2,184,346	8,586,765

Selling, general and administrative expenses	706,859	595,188	2,554,707

Income before other expense, net	1,260,739	1,589,158	6,032,058

Depreciation and amortization expense	(6,210)	(5,854)	(26,890)
Interest income	1,793	3,057	8,887

Total other expense, net	(4,417)	(2,797)	(18,003)

Net income	1,256,322	1,586,361	6,014,055

Distributions to stockholders	(1,450,000)	(1,000,000)	(5,873,944)
Retained earnings, beginning	2,592,801	2,452,690	2,452,690

Retained earnings, ending	$2,399,123	$3,039,051	$2,592,801

The accompanying notes are an integral part of these financial statements

MANAGED HEALTHCARE SYSTEMS, INC.

STATEMENTS OF CASH FLOWS

	(unaudited) Three Months Ended March 31, 2004	(unaudited) Three Months Ended March 31, 2003	Year Ended December 31, 2003
Cash flows from operating activities:
Net income	$1,256,322	$1,586,361	$6,014,055
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,210	5,854	26,890
Changes in assets and liabilities:
Accounts receivable, net	308,290	186,576	(319,091)
Inventory	(15,000)	(273,258)	41,071
Other current assets	6,973	3,594	43
Other assets	1,500	—	(1,326)
Accounts payable and accrued liabilities	(34,341)	59,826	(91,753)
Pharmacy claims payable	—	(123,629)	(123,629)

Net cash provided by operating activities	1,529,954	1,445,324	5,546,260

Cash flows from investing activities:
Capital expenditures	(7,062)	(33,600)	(52,310)

Net cash used in investing activities	(7,062)	(33,600)	(52,310)

Cash flows from financing activities:
Distributions to stockholders	(1,450,000)	(1,000,000)	(5,873,944)

Net cash used in financing activities	(1,450,000)	(1,000,000)	(5,873,944)

Net increase (decrease) in cash and cash equivalents	72,892	411,724	(379,994)

Cash and cash equivalents at the beginning of period	215,224	595,218	595,218

Cash and cash equivalents at the end of period	$288,116	$1,006,942	$215,224

Supplemental disclosure:
Cash paid for interest	$—	$—	$—
Cash paid for taxes	$—	$—	$—

The accompanying notes are an integral part of these financial statements

MANAGED HEALTHCARE SYSTEMS, INC.

NOTES TO THE FINANCIAL STATEMENTS

(Information as of March 31, 2004 and for the three-month periods ended March 31, 2004 and 2003 is unaudited)

1. BUSINESS AND BASIS OF PRESENTATION

Managed Healthcare Systems, Inc. (the “Company”) was incorporated in the State of Florida on February 23, 1994. On January 1, 2002, the Company merged with PSG-PBM, Inc., which prior to the merger was related to the Company through common ownership and management. The Company derives its revenues primarily from agreements to provide pharmacy benefit management (herein referred to as PBM division), which includes design and claims management to insurance companies, corporate organizations and government entities, and a mail order and specialty pharmacy (herein referred to as pharmacy division) specializing in serving individuals that require long term maintenance or specialty medications.

The accompanying unaudited financial statements as of March 31, 2004 and for the three months ended March 31, 2004 and 2003, have been prepared by the Company in accordance with accounting principles generally accepted in the United States for interim financial reporting. These interim financial statements are unaudited and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments and accruals, necessary for a fair presentation of the balance sheet, statements of operations and retained earnings and statements of cash flows for the periods presented. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the full year or for any future period.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. From time to time, the Company maintains cash balances with financial institutions in excess of federally insured limits.

Accounts Receivable

Accounts receivable are uncollateralized customer obligations due under normal trade terms. The carrying amount of accounts receivable are reduced by an allowance that reflects management’s best estimate of the amounts that will not be collected.

Inventories

Inventories consist of prescription drugs and medical supplies that are stated at the lower of cost or market determined by the first-in, first-out method.

Property and Equipment

Property and equipment is recorded at cost. Expenditures for major improvements and additions are charged to the asset accounts while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged to expense currently.

Depreciation and Amortization

Depreciation of property and equipment and amortization of leasehold improvements are computed using the straight-line method at various rates based on the estimated useful lives of the assets which range from 5 to 31 years.

Revenue Recognition

Retail pharmacy revenue is recognized based upon actual prescriptions (scripts) adjudicated. Revenue from dispensing prescription and non-prescription medical products from the mail order pharmacy is recorded upon shipment.

The PBM division derives its revenues from administering network pharmacy contracts for plan sponsors. It acts as an agent receiving administrative fees, which it records as net PBM revenues. Accounts receivable are recorded net of amounts to be remitted to the pharmacies. This accounting treatment is consistent with EITF Issue 99-19, “Recording Revenue Gross as a Principal versus Net as an Agent”. The Company is not liable or responsible to pharmacies for any failure of the plan sponsors to make any payments to pharmacies as the agent for the plan sponsors.

MANAGED HEALTHCARE SYSTEMS, INC.

NOTES TO THE FINANCIAL STATEMENTS

(Information as of March 31, 2004 and for the three-month periods ended March 31, 2004 and 2003 is unaudited)

Cost of Revenues

Cost of revenues includes product costs and other direct costs associated with dispensing prescriptions and non-prescription medical products, including shipping and handling, and claims processing operations, offset by rebate fees received from pharmaceutical manufacturers in connection with drug purchasing and formulary management programs. The Company contracts with a third party who administers and processes rebate fees receivable from pharmaceutical manufacturers on a quarterly basis, converting total prescriptions dispensed to estimated scripts multiplied by the contractually agreed manufacturer rebate amount. Estimated rebate fees receivable are recorded when determined to be realizable and are not dependent upon future pharmaceutical sales. Estimates are revised once the actual rebatable scripts are calculated and rebates are received. For the three months ended March 31, 2004 and 2003 and the year ended December 31, 2003, rebates earned net of rebate sharing arrangements on pharmacy benefit management contracts approximated $217,100 (unaudited), $167,900 (unaudited), and $951,000, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The allowance for doubtful accounts is an estimate which is established through charges to earnings for estimated uncollectible amounts. Management’s judgment in determining the adequacy of the allowance is based upon several factors which include, but are not limited to, the nature and volume of the accounts receivable, review of problem or non-performing receivables, and management’s judgment with respect to current economic conditions and their impact on the receivable balances. Based on these factors, it is reasonably possible the Company’s estimate of the allowance for doubtful accounts could change in the near term.

Income Taxes

The Company, with the consent of its stockholders, elected to be taxed under S Corporation provisions of the Internal Revenue Code. Under these provisions, the taxable income or loss of the Company is reflected by the stockholders on their respective income tax returns. Periodically, the Company makes distributions to the stockholders.

Significant Customers

Pharmacy sales for the three months ended March 31, 2004, from two customers represented approximately 15% and 14% (unaudited) of pharmacy sales. Pharmacy sales for the three months ended March 31, 2003, from two customers represented approximately 37% and 11% (unaudited) of pharmacy sales. Pharmacy sales for the year ended December 31, 2003, from two customers represented approximately 26% and 17% of pharmacy sales.

Net PBM revenues for the three months ended March 31, 2004, from one customer of the PBM division represented approximately 12% (unaudited) of net PBM division revenues. Net PBM revenues for the three months ended March 31, 2003, from one customer of the PBM division represented approximately 53% (unaudited) of net PBM division revenues. Net PBM revenues for the year ended December 31, 2003 from one customer of the PBM division represented approximately 33% of net PBM division revenues.

Significant Vendors

For the three months ended March 31, 2004 and 2003 and the year ended December 31, 2003, the Company purchased approximately 92% (unaudited), 90% (unaudited) and 86%, respectively, of its prescription drugs from one vendor. Management believes such supplies are readily available from other sources.

MANAGED HEALTHCARE SYSTEMS, INC.

NOTES TO THE FINANCIAL STATEMENTS

(Information as of March 31, 2004 and for the three-month periods then ended March 31, 2004 and 2003 is unaudited)

Government Regulation

The Company is subject to various Federal and state laws and regulations affecting the healthcare industry. Management believes that the Company is in substantial compliance with all existing laws and regulations material to the operation of its business, however, such laws and regulations may be subject to change.

3. ACCOUNTS RECEIVABLE

Accounts receivable at March 31, 2004, and December 31, 2003 consisted of the following:

	(unaudited) March 31, 2004	December 31, 2003
Gross PBM division billings not received	$4,309,132	$4,874,901
Less corresponding amounts due to pharmacies	(3,485,837)	(3,484,761)

Accounts receivable: PBM contracts	823,295	1,390,140
Accounts receivable: pharmacy claims	695,818	437,685
Rebates receivable	797,836	850,985

	2,316,949	2,678,810
Less: Allowance for doubtful accounts	(66,429)	(120,000)

Accounts receivable, net	$2,250,520	$2,558,810

4. PROPERTY AND EQUIPMENT

	(unaudited) March 31, 2004	December 31, 2003
Computer and office equipment	$142,597	$135,535
Furniture and fixtures	209,133	209,133
Leasehold improvements	20,332	20,332

	372,062	365,000
Less: Accumulated depreciation	(272,027)	(265,817)

Property and equipment, net	$100,035	$99,183

5. RELATED PARTY TRANSACTIONS

The Company leases its office space from the majority stockholder under a month to month lease. Payments made under the lease are at the stockholder’s discretion. There was no rent expense in the first quarter of 2004 or 2003 (unaudited); rent expense for the year ended December 31, 2003 was $26,000.

There were no purchases of medical equipment from the majority stockholder in the three months ended March 31, 2004 (unaudited); however, for three month period ended March 31, 2003 and the year ended December 31, 2003, the Company purchased $33,600 of medical equipment from the majority stockholder.

6. SUBSEQUENT EVENT (UNAUDITED)

On June 18, 2004, HealthExtras, Inc. acquired 100% of the common stock of Managed Healthcare Systems, Inc. (“MHS”).

The purchase price for the shares of MHS consisted of:

•	an aggregate cash payment of $37,338,000;

•	100,739 shares of the HealthExtras, Inc.’s common stock, valued at $1.5 million.

HealthExtras, Inc. issued:

•	two non-negotiable promissory notes, having an aggregate maximum principal amount of $4.0 million payable pursuant to and subject to certain revenue and gross profit criteria attributable to MHS for the twelve months ending June 30, 2005;

•	warrants to purchase, for up to ten years, up to an aggregate of 300,000 shares of the HealthExtras, Inc.’s common stock at a purchase price of $15.45 per share, subject to the provisions in the warrant, including performance-based standards;

•	a contingent earn-out provision could require an additional payment of up to $2.0 million, subject to certain revenue and gross profit criteria attributable to MHS for the twelve months ending June 30, 2005.